Continental Building Products Reports Third Quarter 2018 Results
Herndon, Virginia, November 8, 2018. Continental Building Products, Inc. (NYSE: CBPX) (the "Company"), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the third quarter ended September 30, 2018.
Highlights of Third Quarter 2018 as Compared to Third Quarter 2017

•	Earnings per share increased 75.9% to $0.51

•	Net income increased 69.0% to $18.6 million

•	EBITDA[1] increased 21.4% to $38.6 million

•	Net sales increased 12.6% to $131.2 million

•	Gross margin increased to 28.1% compared to 24.5%

•	Deployed $7.3 million in capital investments

•	Deployed $2.9 million to repurchase 76,600 shares of common stock
"We executed strong operational and financial results in the quarter with a 76% increase in earnings per share and significant operating cash flow driven by higher net sales and our highly efficient low cost operations," stated Jay Bachmann, President and Chief Executive Officer. "We achieved a 21% increase in EBITDA and a 360 basis point improvement in gross margin, marking the fifth straight quarter that we have expanded gross margin. This overall improvement reflects our relentless focus on our Bison Way continuous improvement effort as our associates work together to streamline our operations and elevate our service to customers. We are especially pleased to deliver these results against a backdrop of continuing inflationary pressures in freight, labor and raw materials."
Mr. Bachmann continued, "We remain focused on deploying our strong cash flow to improve our operations and cost position through investments in high-return capital projects while continuing to repurchase shares as a key avenue to return value to share owners. We are excited about the rewards to come from reinvesting in our people and our business and inspired by the commitment and hard work of everyone in the Company to ensure we deliver exceptional value to our customers."
Third Quarter 2018 Results vs. Third Quarter 2017
Net sales were up 12.6% to $131.2 million for the third quarter 2018, compared to $116.5 million in the prior year quarter, primarily due to a 7.3% increase in average mill net price on wallboard sales and a 4.7% increase in wallboard volumes. Wallboard sales volumes increased to 674 million square feet (MMSF), compared to 644 MMSF in the prior year quarter, attributable to strong demand in the Company's markets.
Operating income was $27.0 million, compared to $19.7 million in the prior year quarter. This increase was primarily attributable to higher net sales which more than offset an increase in input costs per unit. SG&A expense was $10.0 million compared to $8.9 million in the prior year quarter, or 7.6% of net sales in both periods.
Interest expense decreased 14.7% to $2.5 million, compared to $3.0 million in the prior year quarter, reflecting higher investment income and capitalized interest, partially offset by the rise in LIBOR.
Net income for the third quarter 2018 increased 69.0% to $18.6 million, or $0.51 per share, compared to $11.0 million, or $0.29 per share, in the prior year quarter. The $7.6 million increase in net income was primarily a result of the increase in net sales and the decrease in provision for income taxes under the new federal and state tax rates effective for 2018.

Balance Sheet and Cash Flow
As of September 30, 2018, the Company had a cash balance of $105.5 million and total outstanding borrowing under the term loan agreement of $269.5 million. During the third quarter 2018, the Company generated cash flows from operations of $31.3 million and deployed $7.3 million in capital investments.
During the third quarter 2018, the Company repurchased 76,600 shares of its common stock under its expanded repurchase program for an aggregate purchase price of $2.9 million, representing 0.2% of its outstanding shares as of December 31, 2017. As of September 30, 2018, against the program, the Company has repurchased $130.7 million of common stock at an average price of $22.47 per share and had a remaining capacity of $169.3 million for future repurchases.
Forward-Looking Outlook for the Full Year 2018

•	SG&A is expected to be in the range of $39 - $40 million.

•
Cost of goods sold inflation per unit compared to the prior year is expected to be in the range of 3.5% - 4% which is at the higher end of the previous range of 3% - 4%. We expect to partly offset this inflation by approximately $5 million of savings from high return capital projects.

•	Total capital expenditures are expected to be in the range of $28 - $31 million

◦	Maintenance capital spending is expected to be in the range of $14 - $15 million

◦	High-return capital spending is expected to be in the range of $14 - $16 million

•	Depreciation and amortization is expected to be in the range of $44 - $45 million which is at the higher end of the previous range of $43 - $45 million

•	Effective tax rate is expected to be in the range of 21% - 22%
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, November 8, 2018 at 5:00 p.m. Eastern Time to review third quarter 2018 financial results, discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company's website at www.continental-bp.com. To participate in the call, please dial (877) 407-0789 (domestic) or (201) 689-8562 (international). A replay of the conference call will be available through December 8, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the pass code number 13683730.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures, and a discussion of why they are useful to investors.

Contact Information
Investor Relations:
Tel.: (703) 480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(in thousands, except share data and per share amounts)
Net sales	$131,234	$116,526	$387,304	$357,771
Costs, expenses and other income:
Cost of goods sold	94,306	87,952	279,185	267,393
Selling and administrative	9,957	8,867	29,826	27,364
Total costs and operating expenses	104,263	96,819	309,011	294,757
Operating income	26,971	19,707	78,293	63,014
Other (expense)/income, net	(29)	146	(256)	(633)
Interest expense, net	(2,549)	(2,988)	(7,963)	(8,966)
Income before losses from equity method investment and provision for income taxes	24,393	16,865	70,074	53,415
Losses from equity method investment	(393)	(204)	(1,148)	(29)
Income before provision for income taxes	24,000	16,661	68,926	53,386
Provision for income taxes	(5,436)	(5,674)	(14,821)	(17,774)
Net income	$18,564	$10,987	$54,105	$35,612

Net income per share:
Basic	$0.51	$0.29	$1.46	$0.91
Diluted	$0.50	$0.29	$1.46	$0.91
Weighted average shares outstanding:
Basic	36,732,746	38,212,869	37,012,536	38,966,575
Diluted	36,918,904	38,345,556	37,181,387	39,080,973

Continental Building Products, Inc.
Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$105,452	$72,521
Trade receivables, net	39,597	38,769
Inventories, net	32,439	24,882
Prepaid and other current assets	11,605	11,267
Total current assets	189,093	147,439
Property, plant and equipment, net	290,670	294,003
Customer relationships and other intangibles, net	64,661	70,807
Goodwill	119,945	119,945
Equity method investment	8,194	9,263
Debt issuance costs	341	477
Total Assets	$672,904	$641,934
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$32,253	$30,809
Accrued and other liabilities	13,239	11,940
Notes payable, current portion	1,670	1,702
Total current liabilities	47,162	44,451
Deferred taxes and other long-term liabilities	15,392	15,847
Notes payable, non-current portion	262,400	263,610
Total Liabilities	324,954	323,908
Shareholders' Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,422,804 and 44,321,776 shares issued and 36,681,879 and 37,532,959 shares outstanding as of September 30, 2018 and December 31, 2017, respectively	44	44
Additional paid-in capital	327,643	325,391
Less: Treasury stock	(170,782)	(143,357)
Accumulated other comprehensive loss	(1,656)	(2,649)
Accumulated earnings	192,701	138,597
Total Shareholders' Equity	347,950	318,026
Total Liabilities and Shareholders' Equity	$672,904	$641,934

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 30, 2018	September 30, 2017
	(in thousands)
Cash flows from operating activities:
Net income	$54,105	$35,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,966	35,817
Amortization of debt issuance costs and debt discount	931	885
Losses from equity method investment	1,148	29
Amortization of deferred gain on terminated swaps	(632)	—
Loss on debt extinguishment	—	686
Share-based compensation	2,459	2,101
Deferred taxes	(457)	92
Change in assets and liabilities:
Trade receivables	(914)	1,420
Inventories	(7,627)	(872)
Prepaid expenses and other current assets	1,264	(350)
Accounts payable	(52)	(87)
Accrued and other current liabilities	1,089	4
Other long-term liabilities	(226)	(245)
Net cash provided by operating activities	84,054	75,092
Cash flows from investing activities:
Capital expenditures	(19,761)	(14,077)
Software purchased or developed	(1,359)	(183)
Proceeds from the sale of property, plant and equipment	125	—
Capital contributions to equity method investment	(548)	(1,929)
Distributions from equity method investment	468	641
Net cash used in investing activities	(21,075)	(15,548)
Cash flows from financing activities:
Proceeds from exercise of stock options	145	230
Tax withholdings on share-based compensation	(547)	(240)
Proceeds from debt refinancing	—	273,625
Disbursements for debt refinancing	—	(273,625)
Payments of financing costs	—	(649)
Principal payments for debt	(2,037)	(2,052)
Payments to repurchase common stock	(27,425)	(49,128)
Net cash used in financing activities	(29,864)	(51,839)
Effect of foreign exchange rates on cash and cash equivalents	(184)	707
Net change in cash and cash equivalents	32,931	8,412
Cash, beginning of period	72,521	51,536
Cash, end of period	$105,452	$59,948

Reconciliation of Non-GAAP Measures
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This release presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Directors' compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(unaudited, in thousands)
Net income	$18,564	$10,987	$54,105	$35,612
Adjustments:
Other expense/(income), net	29	(146)	256	633
Interest expense, net	2,549	2,988	7,963	8,966
Losses from equity method investment	393	204	1,148	29
Provision for income taxes	5,436	5,674	14,821	17,774
Depreciation and amortization	11,580	12,057	32,966	35,817
EBITDA - Non-GAAP measure	$38,551	$31,764	$111,259	$98,831
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP measure	29.4%	27.3%	28.7%	27.6%

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP measure	$18,564	$10,987	$54,105	$35,612
Debt related expenses, net of tax (1)	—	—	—	454
Adjusted net income - Non-GAAP measure	$18,564	$10,987	$54,105	$36,066

Earnings per share - GAAP measure	$0.51	$0.29	$1.46	$0.91
Debt related expenses, net of tax (1)	—	—	—	0.02
Adjusted earnings per share - Non-GAAP measure	$0.51	$0.29	$1.46	$0.93

(1)	Expenses related to debt repricing activities are shown net of income tax benefit of $0.2 million.

Other Financial and Operating Data
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(in thousands, except mill net)
Capital expenditures and software purchased or developed	$7,324	$6,057	$21,120	$14,260
Wallboard sales volume (million square feet)	674	644	2,011	1,941
Mill net sales price (1)	$155.43	$144.90	$153.70	$147.72

(1)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices
	For the Three Months Ended
	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018
Volumes (million square feet)	644	725	615	722	674
Mill net sales price (1)	$144.90	$144.78	$151.60	$153.88	$155.43

(1)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.